Exhibit 16.1

KPMG Huazhen LLP 12th Floor, Building A Ping An Finance Centre 280 Minxin Road Shangcheng District Hangzhou 310016 China
Telephone	+86 (571) 2803 8000
Fax	+86 (571) 2803 8111
Internet	kpmg.com/cn

April 28, 2026

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Lotus Technology Inc. (the Company) and, under the date of April 30, 2025, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2024 and 2023. On December 31, 2025, we were dismissed.

We have read the Company’s statements included under Item 16F of its Form 20-F dated April 28, 2026, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements in the first paragraph regarding the appointment of Grant Thornton and the fifth paragraph regarding the consultation with Grant Thornton of such Item 16F.

Very truly yours,

/s/ KPMG Huazhen LLP

KPMG Huazhen LLP, a People’s Republic of China
partnership and a member firm of the KPMG global
organisation of independent member firms affiliated with
KPMG International Limited,